Exhibit 99.1

Westmoreland Prices Additional Senior Secured Note Offering

Englewood, CO – January 23, 2012 – Westmoreland Coal Company (NasdaqGM:WLB) today announced that it, together with Westmoreland Partners, its indirect wholly-owned subsidiary, as co-issuer, priced its offering of $125 million principal amount of 10.75% Senior Secured Notes due 2018 (the “Notes”) at a price equal to 95.4916% of their face value.  The Notes will be additional notes to the already outstanding $150 million principal amount of existing 10.75% Senior Secured Notes due 2018.  The Notes offering is expected to close on or about January 31, 2012, concurrently with the closing of the previously announced acquisition of the Kemmerer Mine, which closing is subject to certain customary conditions and approvals.

The proceeds from the offering of the Notes will be used primarily to finance the acquisition of the Kemmerer Mine.  We expect to use $74.4 million as cash consideration for the acquisition and approximately $27.0 million for reclamation bonding collateral for the Kemmerer Mine.  The remainder will be used to fund the Kemmerer Mine’s initial working capital, to pay all estimated transaction fees and expenses incurred in connection with this offering, and for general corporate purposes.

The Notes will be sold only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The issuance of the Notes will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Information

This press release contains “forward-looking” statements.  Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk.  It is possible that future events, including whether the offering is completed on the terms specified or at all, may differ from expectations due to a variety of risks and other factors such as market conditions. It is not possible to foresee or identify all such factors.  Any forward-looking statements in this press release are based on certain assumptions and analyses made in light of Westmoreland’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-

looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  Westmoreland does not intend to update any particular forward-looking statements contained in this press release.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas.  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

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Contact: Kevin Paprzycki (855) 922-6463